Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALLWAVE, INC.

CALLWAVE, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is CALLWAVE, INc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on April 27, 2004.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation to read as set forth below.

3. The text of the Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

FIRST: NAME. The name of the corporation is CALLWAVE, INC. (the “Corporation”).

SECOND: REGISTERED OFFICE AND AGENT. The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, State of Delaware 19901. National Corporate Research, Ltd., is the Corporation’s registered agent at that address.

THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: CAPITAL STOCK. This Corporation is authorized to issue two classes of shares, designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares which the Corporation is authorized to issue is One Hundred Twenty-seven Million Three Hundred Ninety-one Thousand Six Hundred Forty-one (127,391,641) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.0001 per share, and Twenty-seven Million Three Hundred Ninety-one Thousand Six Hundred Forty-one (27,391,641) shares shall be Preferred Stock, par value $0.0001 per share.

Section 1. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more Series. The first Series shall be designated “Series A Preferred Stock,” and shall consist of Six Hundred Forty-eight Thousand and Five (648,005) shares, par value $0.0001 per share (the “Series A Preferred”). The second Series shall be designated “Series B Preferred Stock,” and shall consist of Two Million Eight Hundred Twenty-eight Thousand Seven Hundred Twenty-seven (2,828,727) shares, par value $0.0001 per share (“Series B Preferred”). The third Series shall be designated “Series C Preferred,” and shall consist of One Million Two Hundred Twenty-nine Thousand One Hundred and Sixty-six (1,229,166) shares, par value $0.0001 per share (“Series C Preferred”). The fourth Series shall be “Series D Preferred Stock,” which shall consist of One Million Seven Hundred Five Thousand Six Hundred Ninety-six (1,705,696) shares, par value $0.0001 per share (“Series D Preferred”). The fifth Series shall be “Series E Preferred Stock,” and shall consist of Seven Million Eight Hundred Nineteen Thousand Three Hundred Forty-seven (7,819,347) shares, par value $0.0001 per share (“Series E Preferred”). The sixth Series shall be “Series E-1 Preferred Stock,” which shall consist of Three Million

(3,000,000) shares, par value $0.0001 per share (“Series E-1 Preferred”). The rights, preferences, privileges, and restrictions of each share of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, and the Series E-1 Preferred are set forth in this Section 1 of this Article FOURTH and, except as expressly set forth herein, such rights, preferences, and privileges for all such shares shall be identical. In addition to the foregoing Series, the Board of Directors of the Corporation is expressly authorized to provide for the issuance of one or more additional Series of Preferred Stock, and to fix for each such Series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in the resolutions adopted by the Board of Directors providing for the issuance of such Series and as may be permitted by the General Corporation Law of the State of Delaware, including but not limited to the authority to provide that any such additional Series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock or any other Series of the same or any other class of stock; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; and (iv) convertible into, or exchangeable for, shares of any other class or classes of stock or of any other Series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices and at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

(a) LIQUIDATION. Upon the liquidation (including transactions described in Section 1(a)(v)(D), below), dissolution, or winding up of this Corporation, the assets of this Corporation legally available for distribution to the stockholders of this Corporation shall be paid as follows:

(i) PREFERENCE. First, subject to Sections 1(a)(iii) and 1(a)(iv), below, prior and in preference to any distribution of the assets of this Corporation to the holders of the Common Stock, to the holders of each outstanding share of Preferred Stock in an amount equal to the Original Purchase Price (as defined in Section 1(a)(v), below) thereof plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution, or winding up of this Corporation, the assets and funds to be distributed shall be insufficient to permit the payment to the holders of the Preferred Stock of the entire amount of such preferential payment due under this Section 1(a)(i), then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of each share of the Preferred Stock in the proportion that the Original Purchase Price of each such share (plus all declared but unpaid dividends thereon) bears to the aggregate Original Purchase Price of all shares of Preferred Stock outstanding (plus all declared but unpaid dividends thereon).

(ii) REMAINDER. Subject to Sections 1(a)(iii) and 1(a)(iv), below, after the Corporation has distributed to the holders of the Preferred Stock the entire amount required to be paid under Section 1(a)(i), above, the remaining assets of this Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock and the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each assuming conversion of such Preferred Stock to Common Stock.

(iii) REALLOCATION. Notwithstanding the provisions of Sections 1(a)(i) and 1(a)(ii), above:

A. Series A Preferred. If the holders of the Series A Preferred, assuming the conversion thereof into the number of shares of Common Stock into which such shares of Series A Preferred are then convertible, would receive an amount at least equal to five (5) times the amount of the Original Purchase Price for each share of Series A Preferred then outstanding, then notwithstanding Sections 1(a)(i) and 1(a)(ii), above, (i) no distribution shall be made to the holders of the Series A Preferred under Section 1(a)(i), above; and (ii) in lieu thereof the holders of the Series A Preferred shall participate in distributions under this Section 1 solely under Section 1(a)(ii), above, along with the holders of the Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred, and the Common Stock entitled to receive distributions under this Section 1, as if the Series A Preferred had been fully converted immediately prior to the distribution and based upon the number of shares of Common Stock deemed held by each stockholder by reason of such deemed conversion of such Series A Preferred to Common Stock.

B. Series B Preferred. If the holders of the Series B Preferred, assuming the conversion thereof into the number of shares of Common Stock into which such shares of Series B Preferred are then convertible, would receive an amount at least equal to five (5) times the amount of the Original Purchase Price for each share of Series B Preferred then outstanding, then notwithstanding Sections 1(a)(i) and 1(a)(ii), above, (i) no distribution shall be made to the holders of the Series B Preferred under Section 1(a)(i), above; and (ii) in lieu thereof the holders of the Series B Preferred shall participate in distributions under this Section 1 solely under Section 1(a)(ii), above, along with the holders of the Series A Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred, and the Common Stock entitled to receive distributions under this Section 1, as if the Series B Preferred had been fully converted immediately prior to the distribution and based upon the number of shares of Common Stock deemed held by each stockholder by reason of such deemed conversion of such Series B Preferred to Common Stock.

C. Series C Preferred. If the holders of the Series C Preferred, assuming the conversion thereof into the number of shares of Common Stock into which such shares of Series C Preferred are then convertible, would receive an amount at least equal to five (5) times the amount of the Original Purchase Price for each share of Series C Preferred then outstanding, then notwithstanding Sections 1(a)(i) and 1(a)(ii), above, (i) no distribution shall be made to the holders of the Series C Preferred under Section 1(a)(i), above; and (ii) in lieu thereof the holders of the Series C Preferred shall participate in distributions under this Section 1 solely under Section 1(a)(ii), above, along with the holders of the Series A Preferred, the Series B Preferred, the Series D Preferred, Series E Preferred, Series E-1 Preferred, and the Common Stock entitled to receive distributions under this Section 1, as if the Series C Preferred had been fully converted immediately prior to the distribution and based upon the number of shares of Common Stock deemed held by each stockholder by reason of such deemed conversion of such Series C Preferred to Common Stock.

D. Series D Preferred. If the holders of the Series D Preferred, assuming the conversion thereof into the number of shares of Common Stock into which such shares of Series D Preferred are then convertible, would receive an amount at least equal to five (5) times the amount of the Original Purchase Price for each share of Series D Preferred then outstanding, then notwithstanding Sections 1(a)(i) and 1(a)(ii), above, (i) no distribution shall be made to the holders of the Series D Preferred under Section 1(a)(i), above; and (ii) in lieu thereof the holders of the Series D Preferred shall participate in distributions under this Section 1 solely under Section 1(a)(ii), above, along with the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, Series E Preferred, Series E-1 Preferred, and the Common Stock entitled to receive distributions under this Section 1, as if the Series D Preferred had been fully converted immediately prior to the distribution and based upon the number of shares of Common Stock deemed held by each stockholder by reason of such deemed conversion of such Series D Preferred to Common Stock.

E. Series E Preferred. If the holders of the Series E Preferred, assuming the conversion thereof into the number of shares of Common Stock into which such shares of Series E Preferred are then convertible, would receive an amount at least equal to five (5) times the amount of the Original Purchase Price for each share of Series E Preferred then outstanding, then notwithstanding Sections 1(a)(i) and 1(a)(ii), above, (i) no distribution shall be made to the holders of the Series E Preferred under Section 1(a)(i), above; and (ii) in lieu thereof the holders of the Series E Preferred shall participate in distributions under this Section 1 solely under Section 1(a)(ii), above, along with the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, Series E-1 Preferred, and the Common Stock entitled to receive distributions under this Section 1, as if the Series E Preferred had been fully converted immediately prior to the distribution and based upon the number of shares of Common Stock deemed held by each stockholder by reason of such deemed conversion of such Series E Preferred to Common Stock.

F. Series E-1 Preferreds If the holders of the Series E-1 Preferred, assuming the conversion thereof into the number of shares of Common Stock into which such shares of Series E-1 Preferred are then convertible, would receive an amount at least equal to five (5) times the amount of the Original Purchase Price for each share of Series E-1 Preferred then outstanding, then notwithstanding Sections 1(a)(i) and 1(a)(ii), above, (i) no distribution shall be made to the holders of the Series E-1 Preferred under Section 1(a)(i), above; and (ii) in lieu thereof the holders of the Series E-1 Preferred shall participate in distributions under this Section 1 solely under Section 1(a)(ii), above, along with the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, and the Common Stock entitled to receive distributions under this Section 1, as if the Series E-1 Preferred had been fully converted immediately prior to the distribution and based upon the number of shares of Common Stock deemed held by each stockholder by reason of such deemed conversion of such Series E-1 Preferred to Common Stock.

(iv) OPTIONAL PUT BY HOLDERS OF SERIES E-1 PREFERRED STOCK. Notwithstanding the provisions of Sections 1(a)(i), 1(a)(ii), and 1(a)(iii), above, and in lieu of any amount otherwise payable thereunder to holders of outstanding shares of Series E-1 Preferred, if all four (4) of the Redemption Conditions (as defined below) are satisfied as of the date of the closing of a Qualifying Transaction, then on the terms and subject to the conditions of this Section 1(a)(iv), the holder of each outstanding share of Series E-1 Preferred may elect to require the Corporation to purchase such share, at the Redemption Price (as defined below), at the closing of the Qualifying Transaction prior to any other distribution under this Section 1.

A. Notice of Optional Redemption Right. Upon satisfaction of the Redemption Condition set forth in Section 1(a)(v)(H)(1) below (regarding Board approval), and in all events at least fifteen (15) days prior to the closing of the Qualifying Transaction approved by the Board, the Corporation shall send to the holder of each outstanding share of Series E-1 Preferred a written notice (the “Redemption Notice”) that describes (i) the proposed transaction approved by the Board, (ii) the anticipated closing date of that transaction, (iii) the anticipated price per share that is expected to be paid to the holder of each outstanding share of Series E-1 Preferred in that transaction, (iv) the right of such holder to tender such shares pursuant to this Section 1(a)(iv), (v) the date by which such holder must elect to tender its election and share certificates pursuant to Section 1(a)(iv)(B), below, which date shall not be sooner than ten (10) days following the date on which such notice is sent by the Corporation, and (vi) the address to which such election must be delivered.

B. Tender of Shares. Each holder of outstanding shares of Series E-1 Preferred thereafter may elect to tender its shares of Series E-1 Preferred for redemption under this Section 1(a)(iv) only by delivering to the Corporation (on or prior to the date specified in the Redemption Notice) a written election to tender for redemption hereunder all or any portion of its shares of Series E-1 Preferred, together with (i) all share certificates evidencing all of the shares of Series E-1 Preferred being tendered by such holder (or a lost stock affidavit in form reasonably acceptable to the Corporation, with respect to any share certificates lost by the holder), and (ii) a stock assignment separate from certificate in form reasonably acceptable to the Corporation, assigning to the Corporation title to such shares. Notwithstanding the provisions of this Section 1(a)(iv)(B) that permit a holder of outstanding shares of Series E-1 Preferred to tender “all or any portion” of such shares as are owned by such holder, the Redemption Condition set forth in Section 1(a)(v)(H)(4) (regarding the required tender of shares by Insight Ventures) shall be satisfied if and only if Insight Ventures has tendered to the Corporation for redemption hereunder all shares of Series E-1 Preferred then held by Insight Ventures.

C. Closing. Subject to the satisfaction of all four (4) of the Redemption Conditions, the closing of the redemption of shares of Series E-1 Preferred hereunder shall occur at the offices of the Corporation on the date of the closing of the Qualifying Transaction and prior to any other distributions pursuant to this Section 1.

(1) Upon or as promptly as reasonably practicable following such closing date, but in any event prior to any other distributions this under Section 1, the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or to such payee as such owner may designate in writing to the Corporation prior to such date, and each surrendered certificate shall be canceled and retired. Upon the closing date, and provided that the Redemption Price is paid promptly following such date, all rights with respect to such shares shall cease forthwith after such closing date. The Redemption Price shall be paid in cash; provided that if the consideration received by the Corporation or its stockholders (as the case may be) in the Qualifying Transaction consists of both cash and consideration other than cash, then (x) the Redemption Price shall be paid in the same proportions of cash and such other consideration, and (y) the value of such other consideration for purposes of this Section 1(a)(iv) shall be based upon the same valuation or exchange rate to which the Corporation and the other parties to the Qualifying Transaction agree in connection with such Qualifying Transaction (or, absent such agreed valuation or exchange rate in that Qualifying Transaction, such value shall be determined by the Board of Directors of the Corporation in good faith).

(2) Notwithstanding the foregoing provisions of this Section 1(a)(iv), if any one or more of the four (4) Redemption Conditions is not satisfied as of the closing date of the Qualifying Transaction, then each holder of outstanding shares of Series E-1 Preferred Stock shall not be entitled to receive any consideration under this Section 1(a)(iv) by reason of the closing of such Qualifying Transaction, and instead each such holder shall be entitled to receive, by reason of the closing of such Qualifying Transaction, such amount as may be payable with respect to each such share under Sections 1(a)(i), 1(a)(ii), and 1(a)(iii), above.

(v) DEFINITIONS. For purposes of this Section 1:

A. Affiliate. The term “Affiliate,” shall mean, with respect to any Person, any (i) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, and (ii) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

B. Conversion Price. The term “Conversion Price” shall mean, as of the date hereof (as adjusted pursuant to the terms of Section 1(b)(iii), below at any time after the initial issuance of any of such series of Preferred Stock):

(1) Series APreferred. With respect to each share of Series A Preferred, Fifty-five and Five Hundred and Fifty-five Thousandths Cents ($0.55555) per share;

(2) Series B Preferred. With respect to each share of Series B Preferred, One Dollar ($1.00) per share;

(3) Series C Preferred. With respect to each Share of Series C Preferred, Two Dollars ($2.00) per share;

(4) Series D Preferred. With respect to each Share of Series D Preferred, Four Dollars ($4.00) per share;

(5) Series E Preferred. With respect to each Share of Series E Preferred, Four Dollars and Fifty-one and Six Hundred Sixty-seven Thousandths Cents ($4.51667) per share; and

(6) Series E-1 Preferred. With respect to each Share of Series E-1 Preferred, Four Dollars and Fifty-one and Six Hundred Sixty-seven Thousandths Cents ($4.51667), per share.

C. Insight Ventures. The term “Insight Ventures” shall mean (i) Insight Venture Management, LLC, a Delaware limited liability company, and (ii) each Affiliate of such entity.

D. Mergers, etc. The acquisition of the Corporation by another entity, whether by merger, transfer of all or substantially all the assets or outstanding capital stock of this Corporation, or otherwise, and whether through one transaction or a series of related transactions which cause the persons who are stockholders of this Corporation immediately prior to the closing of such transaction or series of related transactions to own, immediately after the closing thereof, less than fifty percent (50%) of the voting power of the Corporation or the surviving corporation, shall be deemed to be a “liquidation” of the Corporation.

E. Original Purchase Price. The term “Original Purchase Price” shall mean:

(1) Series A Preferred. With respect to each share of Series A Preferred, Thirty-three and Three Hundred and Thirty-three Thousandths Cents ($0.33333) per share (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series A Preferred);

(2) Series B Preferred. With respect to each share of Series B Preferred, Sixty Cents ($0.60) per share (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series B Preferred);

(3) Series C Preferred. With respect to each Share of Series C Preferred, One Dollar and Twenty Cents ($1.20) per share (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series C Preferred);

(4) Series D Preferred. With respect to each Share of Series D Preferred, Two Dollars and Forty Cents ($2.40) per share (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series D Preferred);

(5) Series E Preferred. With respect to each Share of Series E Preferred, Two Dollars and Seventy-one Cents ($2.71) per share (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series E Preferred); and

(6) Series E-1 Preferred. With respect to each Share of Series E-1 Preferred, Two Dollars and Seventy-one Cents ($2.71) per share (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series E-1 Preferred).

F. Person. The term “Person” shall mean and include a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity, and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

G. Qualifying Transaction. The term “Qualifying Transaction” shall mean any single transaction or series of related transactions involving (i) a sale or other disposition of all or substantially all of the assets of the Corporation, or (ii) a sale or other disposition of all or substantially all of the outstanding capital stock of the Corporation, or any merger, consolidation, or other similar reorganization transaction, if, with respect to a transaction described in the foregoing clause ”(ii)”, the Persons who held the outstanding voting securities of the Corporation immediately prior to the closing of that transaction own, immediately thereafter, less than fifty percent (50%) of the outstanding securities of the Corporation or the surviving or acquiring corporation, as the case may be. A “Qualifying Transaction” shall include any sale or other disposition of one or more Subsidiaries of the Corporation (whether by way of a sale of all or substantially all of the securities or assets of such Subsidiary, or a merger, consolidation, or other reorganization transaction to which such Subsidiary is a party), if the stock of such one or more Subsidiaries represents all or substantially all of the assets of the Corporation.

H. Redemption Conditions. The term “Redemption Condition” shall mean each and every of the following four (4) conditions:

(1) Board Approval. The Board of Directors of the Corporation approves a Qualifying Transaction at an aggregate price that (a) is greater than Twenty-nine Million One Hundred Five Thousand Six Hundred Dollars ($29,105,600.00), and (b) would occasion, under Sections 1(a)(i), 1(a)(ii), and 1(a)(iii), above (without regard to any payment under this Section 1(a)(iv)), a payment, on the date of the closing of the Qualifying Transaction, to the holder of each outstanding share of Series E-1 Preferred Stock of less than the amount of the Redemption Price per share of Series E-1 Preferred Stock held by such Person;

(2) Closing of Qualifying Transaction. Either (a) the Qualifying Transaction closes on or before February 12, 2005, or (b) both (x) during the period of 90 days ending on February 12, 2005, the Corporation engages in substantive and detailed discussions with another Person regarding a Qualifying Transaction to which the Corporation and such Person (or one of its Affiliates or designees) are intended to be parties, and (y) such Qualifying Transaction with that Person (or its Affiliate(s) or designees) closes on or before August 12, 2005;

(3) Insight Ventures Holdings at Closing of Qualifying Transaction. As of the closing of the Qualifying Transaction, the number of outstanding shares of the Corporation’s Common Stock and Preferred Stock (on an as-converted basis) then held by Insight Ventures is at least equal to or greater than sixty-five percent (65%) of the number of shares of the Corporation’s Common Stock and Preferred Stock (on an as-converted basis) held by Insight Ventures immediately following the date on which Insight Ventures first acquires from the Corporation any shares of the Corporation’s Common Stock or Preferred Stock (as such number of shares hereafter may be adjusted for any stock splits, reverse stock splits, stock dividends, and other similar capital adjustments); and

(4) Mandatory Tender by Insight Ventures. As of the closing of the Qualifying Transaction, Insight Ventures has tendered to the Corporation for redemption under this Section 1(a)(iv) all shares of Series E-1 Preferred then held by Insight Ventures.

I. Redemption Price. The term “Redemption Price” shall mean Three Dollars and Thirty Cents ($3.30) per share of Series E-1 Preferred (as hereafter adjusted to reflect any stock splits or other capital adjustments in the Series E-1 Preferred).

J. Redemption Notice. The term “Redemption Notice” shall have the meaning ascribed thereto in Section 1(a)(iv)(A), above.

K. Subsidiary. The term “Subsidiary” shall mean, with respect to the Corporation, any other Person, a majority of the outstanding voting securities of which are owned or controlled by the Corporation. For purposes of the foregoing, the term “control” shall have the meaning ascribed thereto in Section 1(a)(v)(A), above.

(b) CONVERSION OF SHARES. The Preferred Stock shall be converted into Common Stock as provided in this Section 1(b).

(i) Right to Convert. Subject to adjustment pursuant to Section 1(b)(iii), below, each share of Preferred Stock may be converted, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of this Corporation or any transfer agent for the Preferred Stock, into that number of shares of Common Stock that is equal to the Original Purchase Price divided by the then applicable Conversion Price in effect on the date the certificate is surrendered for conversion in accordance with Section 1(b)(i)(A), below.

A. Before any share of Preferred Stock may be converted into shares of Common Stock under this Section 1(b)(i), the holder thereof shall surrender the certificate therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. As soon as practicable thereafter, this Corporation shall issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

B. Such conversion shall be deemed to occur immediately prior to the close of business on the date of such surrender of the share certificates for the Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, or a merger or sale of assets or other pending reorganization of this Corporation, then the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, or of such other transaction, in which event the person entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall be deemed not to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or other such transaction.

(ii) Automatic Conversion. Each share of Preferred Stock automatically shall be converted into that number of shares of Common Stock that is equal to the Original Purchase Price divided by the then applicable Conversion Price, upon the earlier of:

A. The first date as of which the Corporation has conducted an underwritten public offering of shares of its capital stock pursuant to an effective registration statement filed under the Securities Act of 1933 pursuant to which the Corporation has (i) generated at least Ten Million Dollars ($10,000,000.00) of gross offering proceeds, (ii) sold its shares in such offering at a price of at least Five Dollars ($5.00) per share, and (iii) sold its shares in such offering at a price per share that is at least equal to the product determined by multiplying (x) the Original Purchase Price of the Series D Preferred Stock (as hereafter adjusted to reflect stock splits, stock dividends, and other capital adjustments with respect to such shares after the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware) times (y) three and thirty-three thousand three hundred thirty-three hundred-thousandths (3.33333);

B. The date on which such automatic conversion is approved by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the number of shares of Preferred Stock then outstanding.

In the event of an automatic conversion in accordance with Paragraph A of this Section 1(b)(ii), the Preferred Stock shall be deemed to have been so converted as of the closing of such offering, as such closing is defined in the underwriting agreement between the Corporation and the underwriters engaged by the Corporation with respect to such offering.

(iii) Conversion Rights Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

A. In the event the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock or in the event the outstanding shares of Common Stock shall be subdivided by stock split, reclassification or otherwise, into a greater number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event that the Corporation shall declare or pay without consideration any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

B. In the event the Corporation at any time or from time to time makes (or fixes a record date for the determination of holders of Common Stock entitled to receive) a distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, then (except as otherwise provided in Section 1, above, and subject to adjustment as otherwise required by this Section 1(b)(iii)) and in each such event the holders of Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

C. Except as provided in Section 1(a), above, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then each share of Preferred Stock thereafter shall be convertible into the number of shares of stock or other securities or property to which holders of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock shall have been entitled immediately prior to such reorganization or reclassification.

D. If the Corporation issues Additional Shares (as defined below) without consideration or for consideration per share less than the Conversion Price for the Series A Preferred Stock in effect on the date of the issuance of such Additional Shares (the “Series A Conversion Price”), then concurrently with the issuance of such Additional Shares, the Conversion Price for each share of Preferred Stock then outstanding shall be reduced to a price (calculated to the nearest one-tenth of one cent ($0.001)) determined by multiplying (i) the Series A Conversion Price in effect on the date of any issuance of such Additional Shares, times (ii) a fraction, (x) the numerator of which is the number of shares of Preferred Stock outstanding prior to the issuance of such Additional Shares plus the number of shares of Common Stock which the aggregate consideration received by the Corporation in exchange for the issuance of such Additional Shares would purchase at the Series A Conversion Price in effect on the date of and immediately prior to the issuance of such Additional Shares, and (y) the denominator of which shall be the number shares of Preferred Stock outstanding plus the number of such Additional Shares so issued. For purposes of this Paragraph D and Paragraph E, below:

(1) “ADDITIONAL SHARES” shall (a) mean all shares of capital stock of this Corporation issued after the Original Issue Date other than Excluded Shares, and (b) include Deemed Additional Shares (as defined below);

(2) CONSIDERATION. The consideration received by the Corporation for the issuance of any Additional Shares shall be calculated as follows: (a) to the extent it consists of cash, shall be equal to the aggregate amount of cash received by the Corporation (excluding amounts paid or payable for accrued interest or accrued dividends); (b) to the extent it consists of property other than cash, shall be computed at the fair market value of such property at the time the Additional Shares are issued, as determined in good faith by the Board of Directors of this Corporation; and (c) if such Additional Shares are issued together with other shares, securities or other assets of the Corporation for consideration allocable to both, then the consideration received by the Corporation in exchange for the Additional Shares shall be the proportion of such consideration received and calculated under the foregoing clauses (a) and (b) above, as determined in good faith by this Corporation’s Board of Directors.

(3) “CONVERTIBLE SECURITIES” shall mean any evidences of indebtedness, shares (other than shares of Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock (other than Excluded Shares).

(4) “DEEMED ADDITIONAL SHARES” shall mean any shares of capital stock (other than Excluded Shares) issuable upon exercise or conversion of Options or other Convertible Securities of this Corporation, and the amount of consideration received by this Corporation with respect to such Deemed Additional Shares shall be determined, under subparagraph (ii), above, to be equal to the sum of the amount received by the Corporation for the issuance of such Options or Convertible Securities plus the amount of consideration which was required to be paid to the Corporation upon exercise or conversion of such securities.

(5) “EXCLUDED SHARES” shall mean all shares of this Corporation’s capital stock (including any shares which, but for this subparagraph (5), would be treated as “Deemed Additional Shares”) issuable (a) upon the conversion of shares of Preferred Stock, (b) to officers, directors, employees, and consultants of the Corporation pursuant to stock option or other incentive compensation arrangements approved by the Board of Directors, and (c) as a dividend or distribution on or in connection with any stock split or stock dividend with respect to or reclassification of the Preferred Stock.

(6) “OPTIONS” shall mean rights, options or warrants (other than such rights, options or warrants for the issuance of capital stock representing Excluded Shares) to subscribe for, purchase, or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

(7) “ORIGINAL ISSUE DATE” shall mean the date on which a share of Preferred Stock was first issued by the Corporation.

E. DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue, sell, grant or assume any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then, and in each such case, the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares of Common Stock shall not be deemed to have been issued for purposes of adjusting the Conversion Price of any series of Preferred Stock unless the consideration per share (determined pursuant to Section 1(b)(iii)(D)(2), above) of such Additional Shares of Common Stock would be less than the Conversion Price in effect for such Series on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease or increase in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are outstanding at such time;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the

Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a) in the case of such Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued or sold were the shares of Common Stock, if any, actually issued or sold upon the exercise of such options or the conversion or exchange of such Convertible Securities and the consideration received for such Additional Shares of Common Stock was, in the case of Options, the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or, in the case of Convertible Securities, the consideration actually received by the Corporation for the issuance, sale or assumption of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise thereof were issued at the time of issue, sale, grant or assumption of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 1(b)(iii)(D)(2), above, upon the issue or sale of the Convertible Securities with respect to which such Options were actually exercised);

(4) no readjustment pursuant to subparagraphs (2) or (3) of Section 1(b)(iii)(E), above, shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of the Conversion Price on the original adjustment date or the Conversion Price that would have resulted from the issuance of any other Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subparagraph (3) of this Section 1(b)(iii)(E); and

(6) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 1(b)(iii)(E) as of the actual date of their issuance.

(iv) No Impairment. This Corporation (x) shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the terms of this Section 1(b); and (y) at all times in good faith shall take all such action as may be necessary or appropriate in order to protect against impairment the conversion rights of the holders of the Preferred Stock.

(v) Certificate. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 1(b), this Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any holder of Preferred Stock, this Corporation shall furnish to such holder a like certificate describing such adjustment, the Conversion Price at the time in effect and the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(vi) Reservation of Stock. This Corporation at all times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall, from time to time, be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, then in addition to such other remedies as shall be available to the holders of such Preferred Stock, this Corporation shall take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(c) SERIES E PREFERRED AND SERIES E-1 PREFERRED TREATED AS SINGLE SERIES

(i) Single Series. Subject only to Section 1(c)(ii), below, the outstanding shares of the Series E Preferred and the outstanding shares of the Series E-1 Preferred shall be treated as a single series of Preferred Stock for all purposes hereunder, including but not limited to voting with respect to any proposed amendments to this Amended and Restated Certificate of Incorporation, with the consequence that with respect to all matters on which a series of Preferred Stock may be entitled hereunder or under Delaware law to vote as a separate series, the holders of the outstanding shares of the Series E Preferred and the holders of the outstanding shares of the Series E-1 Preferred shall vote together as a single series.

(ii) Amendments to Section 1(a)(iv). Notwithstanding the foregoing Section 1(c)(i), no term or provision of Section 1(a)(iv), above, may be modified or amended, except with the prior approval of the holders of at least a majority of the outstanding shares of Series E-1 Preferred.

(d) PROTECTIVE PROVISIONS. If any shares of Preferred Stock are outstanding, then the Corporation shall not engage in any of the following without first obtaining the approval (by vote at a meeting for which written notice has been given at least ten (10) days prior to such meeting or by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of all series of Preferred Stock (with shares of all series of Preferred Stock voting together as a single class):

(i) ALTER PREFERENCES. Alter or change the rights, preferences, privileges, or limitations of the shares of the Preferred Stock so as to affect such shares adversely; or

(ii) INCREASE AUTHORIZED PREFERRED. Increase the authorized number of shares of Preferred Stock; or

(iii) AUTHORIZE NEW CLASS OR SERIES. Create any new class or series of stock or any other securities convertible into equity securities of this Corporation having a preference over the Preferred Stock with respect to voting, or having a preference over the Preferred Stock with respect to dividends or liquidation; or

(iv) INCREASE IN AUTHORIZED OPTION SHARES. Set aside in any calendar year under any compensatory equity plan (e.g., stock option plan, stock purchase plan, etc.), for employees, consultants, or directors of the Corporation a number of shares (in addition to those already set aside thereunder) representing more than ten percent (10.0%) of the number of the Corporation’s fully-diluted outstanding shares on the first day of such calendar year; or

(v) ISSUANCE OF WARRANTS. Authorize or issue in any calendar year warrants, options, or other convertible securities to customers, suppliers, and other Persons (other than employees, consultants, and directors of the Corporation) representing in the aggregate more than three percent (3.0%) of the number of the Corporation’s fully-diluted outstanding shares on the first day of such calendar year; or

(vi) REPLACE CEO. Terminate the employment of David F. Hofstatter with the Corporation, or deprive him of the titles “President” and “Chief Executive Officer.”

Notwithstanding the foregoing, if any amendment to this Amended and Restated Certificate of Incorporation would adversely affect the rights of the holders of outstanding shares of any series of the Preferred Stock (the “affected series”) in a different manner than such amendment would affect the rights of holders of outstanding shares of any other series of Preferred Stock, then such amendment shall not be effective unless approved by the holders of a majority of the outstanding shares of such affected series. For purposes of this Section 1(d), the number of the Corporation’s “fully-diluted outstanding shares” shall be deemed to include both (x) the number of outstanding shares of Common Stock, (y) with respect to each outstanding share of Preferred Stock, the number of shares of Common Stock into which it is then convertible, and (z) with respect to each outstanding option, warrant, and other convertible or exchangeable security, the number of shares of Common Stock for which it is then convertible or exchangeable (or, with respect to any option, warrant, or other convertible or exchangeable security that is exercisable for or exchangeable into Preferred Stock, the number of shares of Common Stock into which such shares of Preferred Stock are then convertible).

(e) DIVIDENDS. The holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and as declared by the Board of Directors, dividends in the same amount per share as declared on the Common Stock, treating each share of Preferred Stock for this purpose as equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible. No dividends shall be declared or paid on the Preferred Stock or Common Stock unless such dividend simultaneously is declared and paid with respect to both such classes pursuant to this Section 1(e); provided, notwithstanding the foregoing, any dividend payable solely in Common Stock may be declared and paid only with respect to the Common Stock.

(f) NOTICES OF RECORD DATE. If the Corporation endeavors to determine the record holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, then this Corporation shall mail to each record holder of Preferred Stock, at least ten (10) days prior to the date specified as the record date in such action, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right.

(g) MANNER FOR PROVIDING NOTICES. Any notice required by this Section 1 to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this Corporation.

(h) VOTING RIGHTS. Each holder of shares of the Preferred Stock as of any date shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted hereunder as of such date, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(i) FRACTIONAL SHARES. The Corporation in its discretion may issue fractional shares.

(j) NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

(k) STATUS OF CONVERTED PREFERRED STOCK. If any shares of Preferred Stock are converted into shares of Common Stock pursuant to Section 1(b), above, then the shares of Preferred Stock so converted shall be cancelled and shall not be further issuable by the Corporation. The Corporation is hereby authorized to amend this Restated Certificate to the extent required to effect the corresponding reduction in the Corporation’s authorized capital stock.

Section 2. COMMON STOCK. The Corporation is authorized to issue One Hundred Million (100,000,000) shares of Common Stock.

(a) VOTING RIGHTS. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of such holder on the books and records of the Corporation on all matters submitted for action by the stockholders.

(b) LIQUIDATION. Upon the voluntary or involuntary liquidation of the Corporation, and subject to payment to the holders of Preferred Stock of the amounts due to such holders under Section 1(a), above, the holders of the shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders.

(c) DIVIDENDS. Subject to the provisions of Section 1(c), above, the holders of shares of Common Stock shall be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time.

FIFTH: BOARD OF DIRECTORS

(a) NUMBER. The Board of Directors shall consist of not fewer than four (4) and not more than nine (9) directors. The exact number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

(b) CLASSES OF DIRECTORS. The directors shall be divided into three (3) classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as reasonably possible, of one-third of the total number of directors constituting the entire Board of Directors.

(i) TERM. Class I directors shall be elected initially for a one-year term; Class II directors shall be elected initially for a two-year term; and Class III directors shall be elected initially for a three-year term. At each annual meeting of the stockholders held in or after 2005, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. A director shall hold office until the annual meeting for the year in which his term expires, and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(ii) CHANGE IN NUMBER. If the number of directors is changed, then any increase or decrease shall be apportioned among the classes, in such manner as the directors determine, so as to maintain the number of directors in each class as nearly equal as reasonably possible. Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(iii) VACANCIES. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office; provided that a quorum is present. Any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. A director may be removed only by the majority of the outstanding shares entitled to vote at an election of directors and only for cause.

(iv) AMENDMENT. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the provisions of this Article FIFTH may not be amended or repealed unless such action is approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.

SIXTH: NO PREEMPTIVE RIGHTS. Preemptive rights shall not exist with respect to shares of stock of this Corporation.

SEVENTH: MEETINGS, BOOKS, AND ELECTION OF DIRECTORS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

EIGHTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

NINTH: PROHIBITION AGAINST STOCKHOLDER ACTION BY WRITTEN CONSENT.

(a) AFTER EFFECTIVENESS OF REGISTRATION STATEMENT. Except as expressly permitted by Section 1(d) of Article FOURTH, above, from and after the effective date of the registration statement filed by the Corporation under the Securities Act of 1933, as amended, for the Corporation’s initial public offering of shares of its capital stock, (i) any action required or permitted to be approved by the stockholders of the Corporation shall be lawfully approved only if approved at a duly noticed and lawfully held meeting of the stockholders, and (ii) in no event may the stockholders of this Corporation take action by written consent in lieu of a meeting.

(b) PRIOR TO EFFECTIVENESS OF REGISTRATION STATEMENT. Prior to the effective date of such registration statement, any action properly brought before the stockholders by or at the direction of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

TENTH: EXCULPATION AND INDEMNIFICATION OF AGENTS

Section 1. EXCULPATION. To the fullest extent permitted by the Delaware Corporation Law, as the same exists or as hereafter may be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 2 INDEMNIFICATION. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. To the extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits) through Bylaw provisions, agreements, vote of stockholders or disinterested directors, in excess of the indemnification permitted by Section 145 of the Delaware General Corporate Law, subject only to limits provided by applicable Delaware law.

Section 3. EFFECT OF REPEAL OR AMENDMENT. Neither any amendment nor any repeal of this Article TENTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TENTH, would accrue or arise prior to such amendment, repeal, or adoption of an inconsistent provision.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by David F. Hofstatter and David S. Trandal on the 20th day of September, 2004.

/s/ David F. Hofstatter
David F. Hofstatter, President and Chief Executive Officer

/s/ David S. Trandal
David S. Trandal, Secretary